Exhibit (g)(3)

August 10, 2015

LETTER AGREEMENT

AMG Pantheon Private Equity Fund, LLC and

AMG Pantheon Private Equity Master Fund, LLC

800 Connecticut Avenue

Norwalk, CT 06854

Re: Amended and Restated Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by Pantheon Ventures (US) LP (the “Adviser”) to limit the total operating expenses of AMG Pantheon Private Equity Fund, LLC (the “Fund”); and (ii) our agreement regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund and AMG Pantheon Private Equity Master Fund, LLC (the “Master Fund”) as recoupment of certain amounts paid, waived, or reimbursed by the Adviser to the Fund and the Master Fund in fulfillment of an undertaking by the Adviser to limit the expenses of the Fund. This Letter Agreement shall terminate in the event the Adviser ceases to be the investment adviser of the Fund or upon mutual agreement between the Adviser and the Fund’s Board of Directors.

From time to time hereafter, the Adviser may undertake to waive the investment management fee payable by the Master Fund (but not below zero), to be borne pro rata by the Master Fund’s unitholders, and pay or reimburse the Fund’s expenses (whether borne directly or indirectly through and in proportion to the Fund’s interest in the Master Fund, in the latter case as borne pro rata by the Master Fund’s unitholders), in that order, such that the Fund’s total annual operating expenses (exclusive of certain items listed below) do not exceed a certain amount (the “Expense Cap”). If the Adviser undertakes (i) to waive the investment management fee payable by the Master Fund pursuant to the Expense Cap or (ii) to pay or reimburse the Fund’s expenses pursuant to the Expense Cap, the Fund, or, with respect to the waived management fee, the Master Fund, will be obligated to pay the Adviser all such amounts paid, waived, or reimbursed by the Adviser pursuant to the Expense Cap, provided that (A) the amount of such additional payment in any year, together with all other expenses of the Fund (whether borne directly or indirectly through and in proportion to the Fund’s interest in the Master Fund), in the aggregate, would not cause the Fund’s total annual operating expenses, whether borne directly or indirectly through and in proportion to the Fund’s interest in the Master Fund (exclusive of (i) the Fund’s proportional share of (a) fees, expenses, allocations, carried interests, etc. of the private equity investment funds and co-investments in portfolio companies in which the Master Fund invests (including all acquired fund fees and expenses); (b) transaction costs, including legal costs and brokerage commissions, of the Master Fund associated with the acquisition and disposition of primary interests, secondary interests, co-investments, ETF investments, and other investments; (c) interest payments incurred by the Master Fund; (d) fees and expenses incurred in connection with a credit facility, if any, obtained by the Master Fund; (e) taxes of the Master Fund; and (f) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Master Fund; and (ii) (a) the investment management fee, if any, paid by the Fund; (b) acquired fund fees and expenses of the Fund; (c) transaction costs, including legal costs and brokerage commissions, of the Fund; (d) interest payments incurred by the Fund; (e) fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; (f) any distribution and/or service fees paid by the Fund; (g) taxes of the Fund; and (h) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Fund) in any such year to exceed the amount of the Expense Cap, (B) the amount of such additional payment shall be borne pro rata by all Fund unitholders or Master Fund unitholders, as applicable, and (C) no such additional payments by the Fund, or, with respect to the waived management fee, the Master Fund, will be made with respect to amounts paid, waived, or reimbursed by the Adviser more than thirty-six (36) months after the date the Fund, or, with respect to the waived management fee, the Master Fund, accrues a liability with respect to such amounts paid, waived, or reimbursed by the Adviser.

Any payments by the Fund or the Master Fund under this Letter Agreement shall be in addition to all amounts otherwise payable to the Adviser as an investment management fee or any other fee for services to the Fund or the Master Fund.

Effective as of October 1, 2015 and extending through September 30, 2016, the Adviser hereby undertakes to limit the total annual operating expenses of the Fund, whether borne directly or indirectly through and in proportion to the Fund’s interest in the Master Fund (exclusive of (i) the Fund’s proportional share of (a) fees, expenses, allocations, carried interests, etc. of the private equity investment funds and co-investments in portfolio companies in which the Master Fund invests (including all acquired fund fees and expenses); (b) transaction costs, including legal costs and brokerage commissions, of the Master Fund associated with the acquisition and disposition of primary interests, secondary interests, co-investments, ETF investments, and other investments; (c) interest payments incurred by the Master Fund, (d) fees and expenses incurred in connection with a credit facility, if any, obtained by the Master Fund; (e) taxes of the Master Fund; and (f) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Master Fund; and (ii) (a) the investment management fee, if any, paid by the Fund; (b) acquired fund fees and expenses of the Fund; (c) transaction costs, including legal costs and brokerage commissions, of the Fund; (d) interest payments incurred by the Fund; (e) fees and expenses incurred in connection with a credit facility, if any, obtained by the Fund; (f) any distribution and/or service fees paid by the Fund; (g) taxes of the Fund; and (h) extraordinary expenses (as determined in the sole discretion of the Adviser) of the Fund) to the annual rate of 1.45% of the net assets attributable to the Fund as of the end of each calendar month.

Sincerely,

Pantheon Ventures (US) LP

By:	/s/ T. Sheldon Chang
	Name:	T. Sheldon Chang
	Title:	Managing Director	Date: August 10, 2015

ACKNOWLEDGED AND ACCEPTED

AMG Pantheon Private Equity Fund, LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer
Date: August 10, 2015

AMG Pantheon Private Equity Master Fund, LLC

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
Date: August 10, 2015